CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Amendment No.2 to the Registration Statement (Form F-3 No.333-128711) and related prospectus of JED Oil Inc. (the "Company") for the registration of 1,000,000 shares of its common stock (after its 3-for-2 stock split on October 13, 2005) and to the incorporation by reference therein of our report dated March 29, 2005 with respect to the consolidated financial statements of the Company incorporated by reference in its Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Ernst + Young LLP

Calgary, Alberta
November 2, 2005

Chartered Accountants